Exhibit 10.79

Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

EXCLUSIVE LICENSE AND TECHNOLOGY TRANSFER AGREEMENT

This EXCLUSIVE LICENSE AND TECHNOLOGY TRANSFER AGREEMENT (this “Agreement”), dated as of December 9, 2013 (the “Effective Date”), is made by and between Advaxis Inc. (“Advaxis”), a Delaware corporation, having its principal place of business at 305 College Road East, Princeton, New Jersey, and Global BioPharma, Inc. (“Licensee”), a corporation organized under the laws of Republic of China, having a place of business at 6F, No.10, LinSen S. Road, Taipei City, Taiwan, R.O.C. Advaxis and Licensee are individually referred to as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Advaxis is a research-based clinical stage corporation having expertise in the area of biotechnology leading to the development of innovative biotechnological products, specifically in the area of cancer immunotherapeutics;

WHEREAS, Advaxis possesses certain knowledge, know-how, trade secrets, technical information, and expertise with respect to the research and development of cancer therapeutics;

WHEREAS, Licensee is engaged in the business of the development of cancer immunotherapeutics for the treatment of certain cancers and infectious diseases in the Territory (defined below), including, but not limited to the development of vaccines, biologics and immune cell biotechnological products and possesses related know-how and trade secrets;

WHEREAS, Licensee possesses certain knowledge, know-how, trade secrets, technical and proprietary information, and expertise with respect to the research and development of biotechnological products;

WHEREAS, Licensee intends to achieve a substantial business presence in the area of biotechnological products, including but not limited to cancer and infectious disease therapeutics, and possesses the capability to evaluate, develop, manufacture and commercialize products for uses therein;

WHEREAS, the Parties desire to develop, manufacture and commercialize products relating to the prevention and treatment of Human Papillomavirus-associated diseases;

WHEREAS, Advaxis has filed, invented or licensed certain patents and patent applications with respect to a platform technology which enables the design of a versatile immunotherapy that utilizes live attenuated Listeria monocytogenes (“Lm”) bioengineered to secrete antigen/adjuvant fusion proteins through the use of certain Lm strains that have been bioengineered to secrete a fragment of the protein listeriolysin-O, fused to a tumor associated antigen (TAA) or other antigen of interest (“Lm-LLO Immunotherapies”) as further described below;

Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

WHEREAS, Licensee desires to develop and commercialize cancer therapeutics as part of its cancer and infectious disease therapeutics business;

WHEREAS, Advaxis desires to grant to Licensee certain exclusive rights and licenses relating to the Licensed Technology and Patent Rights – and the Products which are covered by the Patent Rights – for use in the Field in the Territory, all as set forth herein, under the terms and conditions hereinafter set forth; and

WHEREAS, Licensee desires to secure rights to further develop, manufacture, use and commercialize certain products and sublicense such rights in certain territories.

NOW THEREFORE, in consideration of the mutual covenants and promises contained in this Agreement and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Advaxis and Licensee agree as follows:

ARTICLE 1
DEFINITIONS

As used in this Agreement, the following terms, whether used in the singular or plural, shall have the following meanings:

1.1           “Advaxis Development Expenses” shall mean (i) all out-of-pocket expenses incurred by Advaxis to Develop Products including expenses associated with active pharmaceutical ingredients, inactive ingredients, and other raw materials, contract manufacturing site qualifications, contract research organizations, medical writing, statistical analysis, clinical trial investigative sites, clinical trial investigator grants and patient and/or subject costs, contract manufacturers, and clinical trial insurance, third party consultants for regulatory, chemistry manufacturing and control, and (ii) Advaxis’s reasonable and verifiable internal research and development staff costs of Advaxis employees working on the Development of Products (limited to Advaxis’s research and development staff and research and development senior management salaries and associated payroll taxes and benefits excluding non-cash compensation and bonuses) allocated to the Development of Products based on the time spent by such staff on such Development activities as compared to other activities, but excluding any allocation of overhead and senior management compensation (other than research and development senior management salaries and associated payroll taxes and benefits excluding non-cash compensation and bonuses).

1.2           “Advaxis’s U.S. Sales” means the gross amount invoiced by Advaxis, its Affiliates or licensees to Purchasers for sale of Products in the United States of America, less, to the extent deducted by Advaxis, its Affiliates or licensees from such gross invoice amount the following amounts, all in accordance with GAAP:

(a)          trade or cash discounts for prompt payment to the extent actually allowed;

(b)          promotional allowances to the extent actually allowed;

(c)          price adjustments to the extent actually allowed;

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

(d)          amounts accrued or actually paid for chargebacks;

(e)          amounts accrued or actually paid for rebates, including any and all non-government and government rebates;

(f)          amounts accrued or actually refunded due to rejected, spoiled, damaged, outdated, short dated, or returned Product;

(g)          sales and other excise taxes and duties or similar governmental charges levied on such sale, to the extent such items are included in the gross amount invoiced; and

(h)          freight, shipment and transportation costs incurred in distributing Products to a Purchaser to the extent such amounts are included in the gross amount invoiced;

If any Products are sold to Purchasers in transactions that are not at arm’s length between the buyer and seller, or for consideration other than cash, then the gross amount to be included in the calculation of Advaxis’s U.S. Sales for such sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length, which amount shall be determined, whenever possible, by reference to the average selling price of the relevant Product in arm’s-length transactions in the country of sale at the time of sale. “Purchaser” means a person or entity other than Advaxis, its Affiliates and licensees.

1.3           “Affiliate” of a Party means any Person, whether de jure or de facto, which directly or indirectly controls such Party, is controlled by such Party, or is under common control with such Party for so long as such control exists. For purposes of this definition, “control” (including “controlled by” or “under common control with”) means the decision-making authority over another Person and, further, such control shall be presumed to exist where a Person owns more than fifty percent (50%) of the equity (or such lesser percentage which is the maximum allowed to be owned by a foreign corporation in a particular jurisdiction) having the power to vote on or direct the affairs of another Person.

1.4            “ADXS- HPV” shall mean a composition having a recombinant Listeria monocytogenes (“Lm”) that expresses and secretes a fusion protein causing an immune response including, but not limited to, an embodiment in which such fusion protein is comprised of an attenuated strain that is derived from the parent strain 10304S, and is attenuated primarily by the excision of the gene prfA or other genes and which episomally expresses an antigen fusion protein comprised of the Human Papillomavirus (“HPV”) antigen HPV16-E7 fused to a truncated and non-cytolytic fragment of the protein Listeriolysin O (“LLO”) in which a replacement of a 1-50 amino acid peptide as set forth in SEQ ID NO. 18 for a 1-50 amino acid non-LLO peptide, or a mutation of residue C484, and W492 of SEQ ID NO. 37, or a deletion of a 1-50 amino acid peptide as set forth in SEQ ID NO. 18.

1.5            “cGCP” means current Good Clinical Practices (a) as promulgated under 21 C.F.R. Parts 11, 50, 54, 56, 312, and 314, as the same may be amended or re-enacted from time to time and (b) required by law in countries other than the United States where clinical studies are conducted.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

1.6           “cGLP” means current Good Laboratory Practices (a) as promulgated under 21 C.F.R. Part 58, as the same may be amended or re-enacted from time to time and (b) as required by law in countries other than the United States where non-clinical laboratory studies are conducted.

1.7           “cGMP” means current Good Manufacturing Practices (a) as promulgated under 21 C.F.R. Parts 210 and 211, as the same may be amended or re-enacted from time to time and (b) as required by law in countries other than the United States where pharmaceutical product manufacturing is conducted.

1.8           “Calendar Quarter” means for each Calendar Year, each of the three calendar month periods ending March 31, June 30, September 30 and December 31; provided, however, that the first calendar quarter for the first Calendar Year shall extend from the Effective Date to December 31, 2013 and the last calendar quarter for the last Calendar Year shall extend from the beginning of the last complete calendar quarter to the effective date of expiration or termination of this Agreement.

1.9           “Calendar Year” means, (a) for the first calendar year, the period commencing on the Effective Date and ending on December 31, 2013, (b) for each successive calendar year, the period beginning on January 1 and ending twelve (12) consecutive calendar months later on December 31, and (c) for the calendar year in which this Agreement is terminated or expires, the period beginning on January 1 of such calendar year and ending on the effective date of the termination or expiration of this Agreement.

1.10          “Change of Control” means, with respect to any Party, the consummation of any transaction of the following events: (a) any Third Party (or group of Third Parties acting in concert) becomes the beneficial owner, directly or indirectly, of more than fifty percent (50%) of the total voting power of the stock then outstanding of such Party normally entitled to vote in elections of directors; (b) such Party consolidates with or merges into another corporation or entity, or any corporation or entity consolidates with or merges into such Party, in either event pursuant to a transaction in which more than fifty percent (50%) of the total voting power of the stock outstanding of the surviving entity normally entitled to vote in elections of directors is not held by the parties holding at least fifty percent (50%) of the outstanding shares of such Party immediately preceding such consolidation or merger; (c) such Party conveys, transfers or leases all or substantially all of its assets to a Third Party, or (d) any other arrangement whereby a Third Party controls or has the right to control the board of directors or equivalent governing body that has the ability to cause the direction of the management or policies of such Party.

1.11          “Commercialization” means, with respect to a Product for use in the Field in the Territory, any and all activities directed to marketing, advertising, promoting, detailing, distributing, offering for sale and selling a Product. When used as a verb, “Commercialize” means to engage in Commercialization.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

1.12         “Commercially Reasonable Efforts” means with respect to a Party, the efforts and resources which would be used (including the promptness in which such efforts and resources would be applied) by that Party consistent with its normal business practices, which in no event shall be less than the level of efforts and resources standard in the pharmaceutical industry for a company similar in size and scope to such Party, with respect to a product or potential product at a similar stage in its Development or product life cycle taking into account efficacy, safety, commercial value, the competitiveness of alternative products of Third Parties that are in the marketplace, and the patent and other proprietary position of such product.

1.13          “Cover”, “Covering” or “Covered” means, with respect to a product or with respect to technology, that, in the absence of a license granted under a Valid Claim, the making, use, offering for sale, sale, or importation of such product or the practice of such technology would infringe such Valid Claim.

1.14         “Development” means non-clinical (including pre-clinical) and clinical drug development activities of ADXS-HPV and the Product, including formulation development and optimization, stability testing, laboratory analysis and testing, toxicology studies, statistical analysis and report writing, conducting clinical trials for the purpose of obtaining or maintaining Regulatory Approval (including post-marketing studies) and regulatory affairs relating to ADXS-HPV and the Product. Development shall include all studies primarily intended to support or maintain a Product label or obtain any Product labeling change. When used as a verb, “Develop” and “Developing” mean to engage in Development.

1.15         “Effective Date” has the meaning given such term on the first page of this Agreement.

1.16         “FDA” means the United States Food and Drug Administration.

1.17         “Field” means all present and future indications related to HPV-associated diseases.

1.18         “First Commercial Sale” means the date of the first invoice for a Product to a Buyer in any country in the Territory for commercial use in the Field.

1.19         “GAAP” shall mean United States generally accepted accounting principles consistently applied.

1.20         “IND” means an Investigational New Drug Application and any amendments thereto submitted to the FDA or any foreign counterparts or equivalents.

1.21         “Joint Inventions” means patents, patent applications, inventions, improvements, discoveries, new uses, trade secrets, know-how, results, reports, clinical development plans, Developments, drug master files, protocols, manufacturing, technical and any and all other proprietary information and intellectual property, including but not limited to Chemistry, Manufacturing and Controls (CMC) technical information, discovered or conceived by Licensee, whether solely or jointly with Advaxis or another party, as a result of Licensee’s use of Licensed Technology.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

1.22          “Licensed Technology” means the technology disclosed in the Patent Rights and all know-how, trade secrets, and proprietary information developed, owned or controlled, whether solely or jointly with another party (excluding Licensee), by Advaxis or its Affiliates on the Effective Date or any time during the Term relating to the prevention and treatment of HPV-associated diseases, the Product and ADXS-HPV.

1.23          “Losses” means any and all damages (including all incidental, consequential, statutory and treble damages), awards, deficiencies, settlement amounts, defaults, assessments, fines, dues, penalties, costs, fees, liabilities, obligations, taxes, liens, losses, lost profits and expenses (including court costs, interest and reasonable fees of attorneys, accountants and other experts) required to be paid to Third Parties with respect to a claim as to which a Party is entitled to indemnification under Article 14, by reason of any judgment, order, decree, stipulation or injunction, or any settlement entered into in accordance with the provisions of this Agreement, together with all documented out-of-pocket costs and expenses incurred in complying with any judgments, orders, decrees, stipulations and injunctions that arise from or relate to a claim of a Third Party.

1.24          “Net Sales” means the gross amount invoiced by Licensee, its Affiliates or sublicensees to Buyers for sale of Products, less, to the extent deducted by Licensee, its Affiliates or sublicensees from such gross invoice amount the following amounts, all in accordance with GAAP:

(a)          trade or cash discounts for prompt payment to the extent actually allowed;

(b)          promotional allowances to the extent actually allowed;

(c)          price adjustments to the extent actually allowed;

(d)          amounts accrued or actually paid for chargebacks;

(e)          amounts accrued or actually paid for rebates, including any and all non-government and government rebates;

(f)          amounts accrued or actually refunded due to rejected, spoiled, damaged, outdated, short dated, or returned Product;

(g)          sales and other excise taxes and duties or similar governmental charges levied on such sale, to the extent such items are included in the gross amount invoiced; and

(h)          freight, shipment and transportation costs incurred in distributing Products to a Buyer to the extent such amounts are included in the gross amount invoiced;

If any Products are sold to Buyers in transactions that are not at arm’s length between the buyer and seller, or for consideration other than cash, then the gross amount to be included in the calculation of Net Sales for such sales shall be the amount that would have been invoiced had the transaction been conducted at arm’s length, which amount shall be determined, whenever possible, by reference to the average selling price of the relevant Product in arm’s-length transactions in the country of sale at the time of sale. Net Sales shall not under any circumstance include any grant or amount received by Licensee from any Sponsor in connection with Licensee’s supply of Products to such Sponsor for the purpose of conducting clinical trials. “Buyer” means a person or entity other than Licensee, its Affiliates and sublicensees.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

1.25         “New Product” means any pharmaceutical product that is claimed or covered by any of the Licensed Technology or the Patent Rights or both and is not used for the prevention or treatment of HPV-associated diseases.

1.26         “Party” means Advaxis or Licensee, and “Parties” means Advaxis and Licensee.

1.27         “Patent Rights” means the patents and patent applications set forth on Schedule 1.27 as well as any patents and patent applications Covering the ADXS-HPV owned or controlled by Advaxis or its Affiliates during the Term, issued patents resulting from such applications, and all divisions, continuations, substitutions, reissues, extensions, registrations, patent term extensions and renewals of the foregoing.

1.28         “Person” means any individual, firm, partnership, joint venture, association, corporation, limited liability company, trust, or other business organization, entity or enterprise.

1.29         “Product” means a pharmaceutical product that (i) includes ADXS-HPV as the active ingredient or (ii) uses or embodies Licensed Technology, in each case for use within the Field.

1.30          “Regulatory Approval” means any approvals (including pricing and reimbursement approvals), licenses, registrations or authorizations of any national or international or local regulatory authority, department, bureau or other governmental entity, necessary for the manufacture, marketing, distribution and sale of a Product in a regulatory jurisdiction for use in the Field in the Territory.

1.31         “Sale of the Field Business” means, with respect to either Party, any sale, divestment or other transfer of all or substantially all of the Party’s then existing assets or business relating to HPV-related products, whether by asset sale, de-merger, spin-out, public offering, reorganization or otherwise, and whether such sale, divestment or other transfer is to a Third Party.

1.32         “Sponsor” means any governmental agency, medical institution, physician or other Person acting as a sponsor of a clinical trial.

1.33         “Term” means the term of this Agreement, as more fully described in Section 16.1.

1.34         “Territory” means the countries and territories listed on Schedule 1.34.

1.35         “Third Party” means a person or entity other than (i) Advaxis or any of its Affiliates or (ii) Licensee or any of its Affiliates.

1.36         “U.S. Prime Rate” means the base interest rate on corporate loans as published in the Wall Street Journal.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

1.37         “Valid Claim” means a claim in a Patent Right that Covers a Product and with respect to which none of the following ((i), (ii) or (iii)) apply: (i) has been held permanently revoked, unenforceable or invalid in the Territory by a final unappealable decision of a court or government agency of competent jurisdiction over such claim, (ii) has been admitted to be invalid or unenforceable through disclaimers, consent decrees or otherwise or (iii) in the case of a patent application, has been pending for more than seven (7) years after the filing of its first priority application.

ARTICLE 2
LICENSE GRANTS AND TECHNOLOGY TRANSFER

2.1           License Grants. Subject to the terms and conditions of this Agreement, Advaxis hereby grants to Licensee an exclusive (even as to Advaxis and its Affiliates) royalty-bearing license, with the right to grant sublicenses, under the Patent Rights and rights to Licensed Technology to Develop, manufacture, have manufactured, import, use and Commercialize Products in the Field in the Territory.

2.2           Sublicense Rights. At least twenty (20) days prior to sublicensing, Licensee shall provide a written notice to Advaxis. If Licensee grants such a sublicense permitted hereunder, Licensee shall cause all of the applicable terms and conditions of this Agreement to apply to the Affiliate or Third Party sublicensee. A copy of such sublicense agreement shall be made available to Advaxis upon request.

2.3           Non-Assert. Advaxis and its Affiliates shall not assert any patents against Licensee’s, Licensee’s Affiliates’ and sublicensees’ Development, manufacture, having manufactured, importation, use and Commercialization of Products for use in the Field in the Territory. For avoidance of doubt, Advaxis and its Affiliates shall also not assert any such patents against suppliers and customers of Licensee, its Affiliates and its sublicensees, and any Third Party retained by Licensee in the performance of activities that this Agreement permits Licensee to conduct; provided that such persons or entities Develop, manufacture, have manufactured, import, use and Commercialize the Products for use in the Field in the Territory.

2.4           No Implied Licenses. Except as expressly provided in this Agreement, neither Party grants to the other Party any right or license in any intellectual property right, whether by implication, estoppel or otherwise. No implied licenses are granted under this Agreement. Licensee hereby covenants and agrees not to use, sublicense, disclose or otherwise exploit any of the Licensed Technology except as expressly permitted by this Agreement.

2.5           First Right of Refusal for New Products. Advaxis and its Affiliates may Develop New Products during the Term that they are interested in seeking to license for use in the Field in the Territory. In such event, prior to offering a license to a Third Party, Advaxis shall promptly notify Licensee of any such New Product, together with a summary of relevant information to obtain such license from Advaxis or its Affiliate on commercially reasonable terms. Upon Licensee’s receipt of such notice, the Parties shall promptly commence and diligently undertake good faith negotiations for a period of thirty (30) days, in an effort to reach mutually acceptable terms for such rights and license. During such thirty-day period, the New Product shall not be offered to any Third Party. If the Parties are unable to reach a definitive agreement during such period, Advaxis may offer the New Product to a Third Party. In the event that any Third Party offers terms acceptable to Advaxis or its Affiliate for licensing, Advaxis shall provide written notice to Licensee of such terms and offer Licensee the right to license under the same terms; such offer to license shall lapse after thirty (30) days from the date of written notice. Advaxis or its Affiliate shall not enter into any licensing agreement until after such offer to Licensee lapses.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

2.6           Technology Transfer and Support

(a)           Upon Licensee’s request from time to time, Advaxis shall promptly deliver, at Advaxis’s cost and expense, to Licensee any reasonably available documentation, records and other tangible items that are necessary to enable Licensee to manufacture, have manufactured, use and Commercialize Products (“Deliverables”) in accordance with the terms of this Agreement. Deliverables include recombinant Listeria monocytogenes (“Lm”) strains, plasmids, master cell bank, cell lines, and commercially unavailable reagents.

(b)          Upon Licensee’s request from time to time, Advaxis shall provide, at Advaxis’s cost and expense, training to Licensee personnel and a reasonable amount of support with respect to the Licensed Technology, including answering questions and providing verbal advice, to enable Licensee to manufacture, have manufactured, use and Commercialize Products.

ARTICLE 3
GOVERNANCE

3.1           Joint Steering Committee.

(a)          Establishment and Composition. The Parties shall establish a joint steering committee (the “Joint Steering Committee”) and this co-committee shall be co-chaired by a representative of each of Advaxis and Licensee.

(b)          Purpose. The purpose of the Joint Steering Committee is to provide a forum for the exchange of information between the Parties so as to enable the Parties to fulfill their obligations under this Agreement and enhance the commercial success of the Product.

(c)          Responsibilities. The Joint Steering Committee shall have the following responsibilities and perform the following functions relating to Products pursuant to this Agreement:

(i)          Discuss, facilitate and coordinate the exchange of information between the Parties;

(ii)         Discuss and review: (A) Product Development strategies, (B) prioritization of the Development of Products, and (C) the preparation and implementation of the Development plans;

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

(iii)        Discuss and review: (A) Product Commercialization strategies, and (B) the preparation and implementation of the Commercialization plans for the Products;

(iv)        Discuss and review regulatory strategies and submissions, Product labeling strategies and related activities;

(v)         Discuss and review Product supply strategies; and

(vi)        Have such other responsibilities as may be mutually agreed in writing by the Parties from time to time.

(d)          Meetings. The Joint Steering Committee shall meet at least four times during every Calendar Year of which at least two times during every Calendar Year shall be in person, and more frequently as the Parties deem appropriate, on such dates, and at such places and times, as the Parties shall agree. Meetings of the Joint Steering Committee that are held in person shall be at a place as such Parties may agree.

(e)          Decision-Making. Licensee shall have final decision-making authority on all matters coming before the Joint Steering Committee pertaining to the Products in the Territory.

3.2           Minutes of Committee Meetings. Definitive minutes of the Joint Steering Committee meetings shall be finalized no later than ten (10) business days after the meeting.

3.3           Expenses. Each Party shall be responsible for all travel and related costs and expenses for its members and other representatives to attend meetings of, and otherwise participate on, the Joint Steering Committee.

ARTICLE 4
DEVELOPMENT

4.1           Product Development. Advaxis and Licensee shall be responsible for and shall use Commercially Reasonable Efforts in conducting all Development for the Product; provided that Licensee shall be responsible for seeking Regulatory Approval of Products in the Territory and for maintaining Regulatory Approval of the Product in the Territory. Licensee agrees at its cost to provide up to 1/3 of the patients, but not more than 150 patients, needed for Advaxis’s U.S. registrational study. Licensee may also use in Licensee’s own clinical trials the data derived from all of the patients in Advaxis’s U.S. registrational study.

4.2           Development Reports. With respect to each Product, each Party shall provide to the other Party, no less than annually, a development update report relating to such Product for such Party’s use to assess the status of the Development of each Product.

4.3           Development Data. Each Party shall provide to the other Party copies of all substantive or material information with respect to Development hereunder, including, as applicable, final laboratory and clinical data and reports compiled with respect to each Product as soon as reasonably practicable after such data or report becomes available. The relevant Party shall own all clinical data and results related to all of the Products it generates through its Development activities, provided that the other Party will have access thereto on a royalty-free basis for use in its exercise of its retained rights.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

4.4           Use of Third Parties. Each Party may retain Third Parties to perform Development activities hereunder. Advaxis and Licensee shall remain liable for the performance of their respective obligations hereunder which they delegate to such Third Parties. Any Third Party performing Development hereunder shall be subject to confidentiality and non-use obligations at least as stringent as those set forth in Article 12 and must comply with Article 11.

4.5           Diligence. From and after the Effective Date, Licensee shall use Commercially Reasonable Efforts to Develop the Products for Commercialization in the Territory.

ARTICLE 5
REGULATORY AFFAIRS

5.1           Regulatory Submissions and Approvals. Licensee, at its sole cost, shall pursue all Regulatory Approvals related to the Products in the Territory, including the preparation and filing of applications for clinical trials and Regulatory Approvals. Licensee shall own and maintain, at its sole cost, all regulatory filings and Regulatory Approvals for the Products in the Territory. Licensee shall promptly provide Advaxis with complete copies of all such applications, submissions, filings and regulatory correspondence related to the Products in the Territory. In the event that Licensee wishes to discontinue the pursuit or maintenance of a Regulatory Approval in any part of the Territory, Advaxis shall have the right to step in and assume the pursuit or maintenance of such Regulatory Approvals at its sole cost and Licensee shall transfer ownership of such Regulatory Approval and all documents related thereto to Advaxis, provided that Advaxis shall reimburse Licensee for all reasonable costs and expenses incurred by Licensee to pursue or maintain the Regulatory Approval.

5.2           Pharmacovigillance.

(a)          The Parties agree to inform each other about serious adverse events occurring or having occurred in connection with the Development or Commercialization of Products anywhere in the world within five (5) business days of when the Party who is the sponsor of the relevant study first learns of such event. The Parties agree to handle data and information about such serious adverse events according to all applicable laws, rules and regulations. To the extent of any Development or Commercialization of the same Products inside and outside of the Territory, the Parties shall enter into a worldwide safety information exchange and reporting agreement to coordinate such matters between the Parties.

(b)          The Joint Steering Committee shall specify the procedure for exchange of information relating to serious adverse events.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

5.3           Data Access.

(a)          Licensee shall permit Advaxis access to, and grant Advaxis the right to reference and use, all Development and regulatory data and reports associated with any Product in the Territory at no cost for use (1) outside the Territory with respect to any product of Advaxis or its Affiliates or sublicensees or designees and (2) inside the Territory only with respect to non-HPV-related products of Advaxis or its Affiliates or sublicensees or designees. In furtherance of the foregoing, Licensee shall, promptly upon the request of Advaxis, deliver a letter to the FDA (or the relevant regulatory authority) authorizing Advaxis to reference and use the applicable regulatory submissions and filings related to Products in the Territory (1) outside the Territory with respect to any product of Advaxis or its Affiliates and (2) inside the Territory only with respect to non-HPV-related products of Advaxis or its Affiliates.

(b)          Advaxis shall permit Licensee access to, and grant Licensee the right to reference and use, all Development and regulatory data and reports associated with any Product at no cost with respect to any Product of Licensee or its Affiliates or sublicensees or designees. In furtherance of the foregoing, Advaxis shall, promptly upon the request of Licensee, deliver a letter to the relevant regulatory authority in the Territory authorizing Licensee to reference and use the applicable regulatory submissions and filings related to the Products. Upon Licensee’s request, Advaxis shall also assist Licensee with obtaining consent from Advaxis’s other licensees for Licensee to use such other licensees’ Development and regulatory data and reports associated with any Products at no cost, including consent to deliver a letter to the relevant regulatory authority in the Territory authorizing Licensee to reference and use the applicable regulatory submissions and filings related to the Products.

ARTICLE 6
COMMERCIALIZATION

6.1           Overview and Diligence. Licensee shall be responsible for Commercializing the Products in the Territory and all costs and expenses in connection therewith.

6.2           Expenses and Responsibilities. Consistent with the license rights granted to Licensee under Article 2, Licensee, its Affiliates and its sublicensees shall (a) have the sole right and responsibility to distribute, sell, record sales and collect payments for Products in the Territory, and (b) have sole right and responsibility for establishing and modifying the terms and conditions with respect to the sale of Products in the Territory, including the price or prices at which Products in the Territory will be sold, any discount applicable to payments or receivables, and similar matters.

6.3           Diligence. Licensee shall use Commercially Reasonable Efforts to Commercialize the Products in the Territory. Licensee agrees that during the Term, other immunotherapies in the Field in the Territory to be commercialized by Licensee shall be intended to complement the Products and would not be reasonably expected to negatively impact commercialization of the Products.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

ARTICLE 7
PRODUCT SUPPLY

7.1           Supply of the Product.

(a)          For each Product, Advaxis, in consultation with Licensee, shall be responsible for manufacturing, packaging, labeling, release testing, and stability testing for laboratory and clinical supplies required for obtaining Regulatory Approval in the Territory for such Product.

(b)          Upon Licensee’s request, Advaxis shall propose a budget stating the best estimate of the funds required for manufacturing, packaging, labeling, release testing, and stability testing for laboratory and clinical supplies. Licensee shall pay for all of Advaxis’s costs for raw materials, manufacturing, packaging, labeling, release testing, and stability testing and any other costs associated with clinical and commercial supplies of the Product on an “as incurred” basis, without any mark-up, provided that these costs do not exceed any applicable budget proposed by Advaxis for which Advaxis has obtained Licensee’s prior approval.

7.2           Transition to Licensee. As soon as it is reasonably practicable, Advaxis will transition to Licensee the manufacturing, packaging, labeling, release testing, and stability testing for laboratory and clinical supplies required for obtaining Regulatory Approval in the Territory and, thereafter, Licensee shall be responsible, at its sole cost and expense, for sourcing raw materials, manufacturing, packaging, labeling, release testing, and stability testing the clinical and commercial supplies of the Products in the Territory. The Parties shall further cooperate and undertake the actions necessary to qualify Licensee as a secondary supplier of the Product. Licensee and any manufacturer of commercial supplies of any Product on Licensee’s behalf shall also make such Product available to Advaxis on a “cost plus” basis to be negotiated among the Parties. In addition, Advaxis will give Licensee an opportunity to bid on all of Advaxis’s Product manufacturing needs following the expiration of Advaxis’s planned agreement with Synco.

ARTICLE 8
PAYMENTS

8.1           Upfront Payment and Share Purchase. On the Effective Date, Licensee shall make a payment to Advaxis of four hundred thousand dollars ($400,000), which payment shall be non-refundable and non-creditable, in immediately available funds to an account designated by Advaxis and Advaxis shall issue and deliver to Licensee, or its nominee, shares of common stock of Advaxis (the “Shares”). The number of Shares to be delivered to Licensee shall be calculated based upon a share price equal to the volume weighted average closing price of Advaxis’s common stock as of the last ten (10) trading days immediately prior to the Effective Date (“Share Price for the $400,000 Payment”). In addition, Advaxis shall issue and deliver a warrant to Licensee which will entitle Licensee to purchase from time to time up to an aggregate of one hundred thousand (100,000) Shares. The warrant shall have a per share exercise price equal to 150% of the Share Price for the $400,000 Payment, and shall expire five (5) years from Effective Date. Licensee agrees that it will not sell, pledge, hypothecate or otherwise transfer the economic risk of ownership of the Purchased Shares except to an Affiliate of the Licensee that agrees to be bound by the restrictions on transfer contained in this Section 8.1 until the second anniversary of the Effective Date. In addition, the Parties understand that the Purchased Shares will be “restricted securities” for purposes of the United States securities laws and will bear a restrictive legend stating that the Shares have not been registered under the United States Securities Act of 1933, as amended, and may not be transferred or sold except as permitted thereunder pursuant to registration or an exemption from registration. “Purchased Shares” shall mean the Shares to be purchased by the Licensee on the Effective Date pursuant to this Section 8.1 from Advaxis.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

8.2           Annual Exclusive License Fee. On each anniversary following the first anniversary of the Effective Date during the Term, Licensee shall make a payment to Advaxis of [c.i.] (each such payment, an “Exclusive License Fee”). For the avoidance of doubt, the first such payment shall be due on December 15, 2015. Licensee’s obligation to pay Exclusive License Fee hereunder shall expire on the year that Licensee commences payment of royalty under Section 9.2. Further, any and all such Exclusive License Fees paid hereunder shall be creditable against any Royalty Payments required to be made pursuant to Article 9 until such time as all Exclusive License Fees previously paid have been fully credited against such Royalty Payments. Licensee shall not be obligated to pay any additional fees and shall not be additionally charged on the ground that the Exclusive License Fee does not cover any Licensed Technology developed, owned or controlled, whether solely or jointly with another party, by Advaxis and its Affiliates prior to the Effective Date.

8.3           Milestone Payments. Unless otherwise provided in Schedule 8.3, within ten (10) business days of achieving each milestone event set forth in Schedule 8.3, Licensee shall pay Advaxis the milestone payments related to such milestone event in the amounts set forth on Schedule 8.3.

8.4           Development Expenses. Each Party shall bear its own expenses under this Agreement, except that Licensee shall pay Advaxis Development Expenses for which Advaxis has obtained prior written approval from Licensee pursuant to Section 8.5.

8.5           Requirements for Licensee Reimbursement of Advaxis Development Expenses. Licensee shall pay Advaxis only for Advaxis Development Expenses for which Advaxis has obtained prior written approval from Licensee, which approval may not be unreasonably withheld. Advaxis shall propose a budget constituting the best estimate of the funds required to timely complete the proposed Development activities. In no event shall Advaxis charge Licensee any amounts incurred in excess of the cap on the total budget as set forth in a budget that has been approved by Licensee, nor shall Licensee be liable to pay such amounts; provided further that in no event shall Advaxis be required to perform Development activities which would not be eligible for reimbursement.

8.6           Invoices. Within ten (10) business days after the end of each month, Advaxis shall provide Licensee with a good faith estimate for all Advaxis Development Expenses incurred by Advaxis for such month. In addition, within thirty (30) days after the end of each Calendar Quarter, Advaxis shall provide Licensee with an invoice for all Advaxis Development Expenses incurred by Advaxis for such Calendar Quarter which invoice shall set forth the details of the charges for each activity together with appropriate documentation. Advaxis shall also provide a report stating the progress and results from the activities associated with the Advaxis Development Expenses. Within thirty (30) days after the date of each such invoice received, Licensee shall pay in full such invoice. If any portion of an invoice is disputed, then Licensee shall pay the undisputed amounts as set forth in the preceding sentence and the Parties shall use good faith efforts to reconcile the disputed amount as soon as practicable. Notwithstanding the previous sentence, if Licensee disputes a charge or charges on an invoice, Licensee will pay the amount ultimately determined to be due, if any, within thirty (30) days after Licensee and Advaxis, acting in good faith, resolve the dispute.

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ARTICLE 9
ROYALTIES

9.1           Royalty Payments. (a) Licensee shall pay Advaxis a royalty based upon the following tiered structure with respect to any sale of a Product in the Territory: Net Sales of such Products in such Territory up to and including $50 million at [c.i.] of Net Sales, Net Sales of such Products in such Territory greater than $50 million and up to and including $100 million at [c.i.] of Net Sales and Net Sales of such Products in such Territory above $100 million at [c.i.] of Net Sales. For example, if Net Sales of such Product is $101 million, then the royalty rate applicable on such Net Sales shall be calculated as follows:

[c.i.]

Notwithstanding the foregoing, if Advaxis does not own any pending patent applications as of the Effective Date and listed on Schedule 1.27 or issued patents that Cover Products in a country within the Territory, the royalty shall be based on [c.i.] of Net Sales of Products sold in such country.

(b)          Cross-Royalty. In consideration of the Development expenses to be incurred by Licensee in the Territory, Advaxis shall pay Licensee a cross-royalty of [c.i.] of Advaxis’s U.S. Sales of Products during the Royalty Term.

9.2           Term of Royalty Payments. Licensee’s obligation to make royalty payments to Advaxis under Section 9.1 shall commence upon the First Commercial Sale of the first Product in any country in the Territory (the “Royalty Commencement Date”) and shall expire (the “Royalty Term”) upon the later of (i) expiration of the last to expire Valid Claim Covering a Product in the issued patents and pending patent applications listed in Schedule 1.27 and (ii) twenty (20) years from the Effective Date. Thereafter, the licenses shall be fully paid up, royalty-free and irrevocable.

9.3           Timing of Royalty Payments and Reports by Licensee. Beginning with the first Calendar Quarter in which the Royalty Commencement Date occurs, Licensee shall make royalty payments to Advaxis within one hundred twenty (120) days after the end of each Calendar Quarter based on Net Sales of Products sold during each such Calendar Quarter. Beginning with the month of the First Commercial Sale, within five (5) business days after the end of each month, Licensee shall provide to Advaxis a good faith estimate of Net Sales for such month.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

9.4           Timing of Cross-Royalty Payments and Reports by Advaxis. Beginning with the first Calendar Quarter in which the Royalty Commencement Date occurs, Advaxis shall make cross-royalty payments to Licensee within one-hundred twenty (120) days after the end of each Calendar Quarter based on Advaxis’s U.S. Sales of Products during each such Calendar Quarter. Beginning with the month of First Commercial Sale, within five (5) business days after the end of each month, Advaxis shall provide to Licensee a good faith estimate of Advaxis’s U.S. Sales of Products for such month.

9.5           Payment of Net Amount. The Parties agree that at least ten (10) days prior to the date that royalty and cross-royalty payments are due pursuant to Sections 9.3 and 9.4, Advaxis and Licensee shall calculate the net amount payable by one Party to the other Party pursuant to Sections 9.3 and 9.4 after giving effect to any credits pursuant to Section 8.2 and the Party that owes such amount to the other Party shall make such payment within the time frames specified by Section 9.3 or 9.4, as applicable.

ARTICLE 10
ACCOUNTING AND AUDITING

10.1        Currency. All payments under this Agreement are stated in and shall be payable in US dollars by wire transfer to a bank in the United States designated in writing by Advaxis or Licensee, as the case may be.

10.2        Payments.

(a)          With each payment to Advaxis under this Agreement, Licensee shall deliver to Advaxis the following information, including payment methodology calculations:

(i)          Net Sales for each Product, details and methodology of the gross sales to Net Sales calculation, and methodology and calculation for the royalty payments; and

(ii)         Details relating to any milestone payments to Advaxis.

(b)          Subject to Sections 8.6 and 10.4, in case of any delay in payment by a Party to the other Party, interest on the overdue payment shall accrue at an annual interest rate, compounded monthly, equal to the U.S. Prime Rate as reported in The Wall Street Journal, plus one and a half percentage points (1.5%), as determined for each month on the last business day of that month, assessed from the day payment was initially due. The foregoing interest shall be due from such delinquent Party without any special notice. In the event of any overpayment by Licensee, the amount of such overpayment shall be credited against the next payment due from Licensee to Advaxis under this Agreement.

(c)          Currency Conversion. Whenever, for the purpose of calculating any sums due under this Agreement, conversion from any foreign currency shall be required, such conversion shall be made as follows: (i) when calculating the Net Sales, the amount of such sales in foreign currencies shall be converted into United States dollars using the average rate of exchange for such currencies for the relevant period, and (ii) when calculating Development expenses that are incurred in a currency other than in United States dollars, the amount in foreign currencies shall be converted into United States dollars using the exchange rates for such currencies for the average monthly rate of the respective invoice. In respect of (i) and (ii) above, such exchange rate shall be the mid-price exchange rate taken from The Wall Street Journal as published on the date of the relevant invoice or such other publication as may be agreed between the Parties from time to time.

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10.3        Taxes. Advaxis shall be responsible for all income, withholding and other taxes levied on Advaxis or its Affiliates under the laws or regulations of any country in the Territory. If Licensee makes withholding payments as may be required for and on behalf of Advaxis or its Affiliates to the proper governmental authority, Licensee may subtract such withholding payments from the royalties due hereunder. Licensee shall submit appropriate proof of payment of such withholding taxes to Advaxis within a reasonable period of time.

10.4        Accounting.

(a)          During the Term and for a period of three (3) years thereafter, each Party shall, and shall cause its Affiliates and sublicensees to, maintain at its respective principal places of business, records and books of account containing all particulars that may be necessary for the purpose of calculating all payments due under this Agreement. During the Term and for a period of three (3) years thereafter, but no more than once during any Calendar Year, each Party shall have the right to engage an independent, certified public accountant(s), reasonably acceptable to the other Party, to perform, on behalf of such Party, an audit of the other Party’s books and records and those of its Affiliates and sublicensees as may be necessary to confirm any amounts payable to the auditing Party under this Agreement for the period or periods requested by the auditing Party or to confirm the accuracy of any report made under this Agreement.

(b)          Such audits shall be conducted during normal business hours upon reasonable prior written notice from the auditing Party in such a manner as to not unnecessarily interfere with the audited Party’s or its Affiliate’s or sublicensees normal business activities, and shall be permitted with respect to records and books covering and including the three (3) years immediately preceding the date of notification of the audit. The accountants shall report its conclusions and calculation to both Parties; provided, however; that in no event shall the accountants disclose information of the audited party except to the extent necessary to verify the accuracy of the payments due under this Agreement, and at the request of the audited party such accountants shall execute appropriate non-disclosure agreements.

(c)          The auditing Party shall use all information, data, documents and abstracts obtained during an audit conducted pursuant to this Section 10.4 solely for the purposes described in Section 10.4(a). The auditing Party shall treat all such information, data, documents and abstracts as the audited Party’s Confidential Information subject to Article 12 of this Agreement and, except in the event of a dispute between the Parties regarding amounts payable hereunder or the results of any audit, the auditing Party shall not retain such information, data, documents and abstracts for more than three (3) years from the end of the Calendar Year to which each shall pertain.

(d)          If any audit hereunder reveals an underpayment, the Party responsible for the underpayment shall promptly make up such underpayment. If any audit hereunder reveals an overpayment, the Party holding the overpayment shall promptly reimburse such overpayment. The auditing Party shall bear the full cost of any audit under this Section 10.4, unless such audit discloses an underpayment by the audited Party of more than five percent (5%) of the amount owed hereunder in which case the audited Party shall bear the full cost of such audit.

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(e)          The failure of an auditing Party to request verification of any payment calculation within the three (3) year period following receipt of such payment shall be considered acceptance of such calculation by the auditing Party.

ARTICLE 11
INTELLECTUAL PROPERTY

11.1        Ownership of Inventions.

(a)          Joint Inventions. Advaxis and Licensee shall jointly own all Joint Inventions. Upon Advaxis’s receipt of written disclosure from Licensee under subsection (b) hereunder, the Parties shall promptly commence and diligently undertake good faith negotiations in an effort to reach mutually acceptable terms on the Parties’ relative rights in relation to the Joint Invention and to compensate for Licensee’s contribution.

(b)          Inventor ship. Licensee agrees promptly to provide to Advaxis a complete written disclosure of any Joint Inventions.

11.2        Prosecution and Maintenance of Patent Rights.

(a)          Patent Rights. Advaxis shall be solely responsible for the filing, prosecution and maintenance of the Patent Rights; provided, however:

(i)          Advaxis shall not allow any Patent Rights in the Territory to lapse or become abandoned and/or to disclaim or concede priority with respect to any invention disclosed or claimed in the Patent Rights in the Territory claiming a Product (an “Abandoned Patent”) without first providing Licensee a written notice thereof. If Licensee so requests, Advaxis will continue to maintain and prosecute the Abandoned Patents in the Territory; provided, that the costs and expenses of maintaining and prosecuting the Abandoned Patent shall be first paid by Licensee and Licensee may deduct such costs and expenses from any Exclusive License Fee due and payable to Advaxis.

(ii)         Advaxis shall promptly provide copies to Licensee of any filings made to, and any material written communications received from, any patent office in the Territory relating, in whole or in part, to any Patent Rights in the Territory. Advaxis shall give reasonable consideration to any comments that may be made by Licensee relating to the prosecution or maintenance of the Patent Rights in the Territory.

(iii)        Except as expressly agreed otherwise, Advaxis shall be responsible for its costs and expenses in preparing, filing, prosecuting and/or maintaining the Patent Rights Covering Products in the Territory.

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(b)          Other Patent Rights.

(i)          Advaxis shall have full responsibility for, and shall control the preparation and prosecution of, all patent applications and the maintenance of all patents relating to Licensed Technology in and outside the Territory.

(ii)         Advaxis shall determine whether any Licensed Technology is patentable, and if so, shall proceed, at its discretion, with the preparation and prosecution of a patent application covering any such Licensed Technology. Notwithstanding the foregoing, Licensee may request that Advaxis file, prosecute and maintain patent applications with respect to Licensed Technology inside the Territory, where Advaxis has elected not to file, prosecute or maintain a patent application; provided, that the costs and expenses of filing, prosecuting and maintaining such patent applications and patents in such jurisdictions shall be first paid by Licensee and Licensee may deduct such costs and expenses from any Exclusive License Fee due and payable to Advaxis.

(c)          Cooperation. Licensee agrees to cooperate with Advaxis with respect to the preparation, filing, prosecution and maintenance of the Patent Rights.

11.3        Third Party Infringement.

(a)          Notice. Each Party shall promptly report in writing to the other Party during the Term any known (i) infringement of any of the Patent Rights in the Territory or (ii) unauthorized use of any of the Licensed Technology in the Territory of which such Party becomes aware, including, in the case of either clause (i) or clause (ii) involving the Development, manufacture or Commercialization by a Third Party of a competing product in the Territory (a “Competitive Infringement”) and Licensee shall provide Advaxis with all available evidence supporting such known infringement or unauthorized use.

(b)          Initial Right to Enforce. Subject to Section 11.3(c), Advaxis shall have the first right (but not the obligation) to initiate a suit or take other appropriate action that it believes is reasonably required to protect (i.e., prevent or abate actual or threatened infringement or misappropriation of) or otherwise enforce the Patent Rights and Licensed Technology in the Territory. In the event that Advaxis does not pursue an enforcement action within a period of one hundred eighty (180) days following reasonable notification of the Competitive Infringement, then Licensee shall have the right to bring such action at its own expense.

(c)          Conduct of Certain Actions; Costs. The Party initiating suit shall have the sole and exclusive right to select its counsel for any suit initiated by it pursuant to Section 11.3(b) and shall have the sole exclusive control regarding the suit and settlement; provided that neither Party shall settle or compromise any Competitive Infringement without the consent of the other Party, which consent shall not be unreasonably withheld. If required under applicable law in order for the initiating Party to initiate and/or maintain such suit, the other Party shall join as a party to the suit. Such other Party shall offer reasonable assistance to the initiating Party in connection therewith at no charge to the initiating Party except for reimbursement of reasonable out-of-pocket expenses incurred in rendering such assistance. The initiating Party shall assume and pay all of its own out-of-pocket costs incurred in connection with any litigation or proceedings initiated by it pursuant to Section 11.3(b), including the fees and expenses of the counsel selected by it. The other Party shall have the right to participate and be represented in any such suit that is based on a Competitive Infringement by its own counsel at its own expense.

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(d)          Recoveries. With respect to any suit or action referred to in Section 11.3(b), any recovery obtained as a result of any such proceeding, by settlement or otherwise, shall be paid to the Party that initiated such suit or action.

11.4        Patent Invalidity Claim. If a Third Party at any time asserts a claim that any Patent Rights are invalid or otherwise unenforceable (an “Invalidity Claim”), Advaxis shall control the response to such Invalidity Claim in the Territory. Neither Party shall settle or compromise any Invalidity Claim without the consent of the other Party, which consent shall not be unreasonably withheld. If an Invalidity Claim arises in connection with a suit or action referred to in Section 11.3(b), the Parties shall confer with one another regarding the appropriateness of having the Party that is controlling such suit or action in accordance with Section 11.3(b) continue to control such suit or action and the sharing of cost and expenses with respect to such suit or action; provided that in the absence of any agreement by the Parties to the contrary, control of the Invalidity Claim shall remain with the same Party, and the costs and expenses of responding to the Invalidity Claim shall be borne by the Parties in accordance with Section 11.3(d). If the Invalidity Claim does not arise in connection with a suit or action referred to in Section 11.3(b), the costs and expenses of responding to the Invalidity Claim shall be borne by the Party that controlled such response.

11.5        Claimed Infringement. In the event that a Party becomes aware of any Claim that the practice by Licensee of Licensed Technology in the Development, manufacture or Commercialization of a Product in the Territory infringes the intellectual property rights of any Third Party, such Party shall promptly notify the other Party. In any such instance, the Parties shall cooperate with one another. Each Party shall provide to the other Party copies of any notices it receives from Third Parties regarding any patent nullity actions, any declaratory judgment actions and any alleged infringement or misappropriation of Third Party intellectual property relating to the Development, manufacture or Commercialization of a Product. Such notices shall be provided promptly, but in no event after more than ten (10) days following receipt thereof. Notwithstanding anything else to contrary under this Agreement, and without limiting any right or remedy Licensee may otherwise have under this Agreement or at law or in equity: (a) Licensee shall, after consulting with Advaxis, have the right (but not the obligation) to enter into intellectual property license agreements with such Third Parties as Licensee reasonably believes to be necessary to avoid or settle allegations or claims regarding freedom to operate in the Territory (other than for trademarks or copyrights) against a Product (other than the extended release formulation characteristics or technology of a Product) by such Third Party against either Party to this Agreement and (b) Licensee may deduct from and set off against any royalties owed to Advaxis hereunder any royalties and other license payments paid under such license agreements to such Third Parties.

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11.6         Patent Term Extensions. The Parties shall cooperate, if necessary and appropriate, with each other in gaining patent term extension wherever applicable to Patent Rights in the Territory that Cover Products. The Parties shall, if necessary and appropriate, use reasonable efforts to agree upon a joint strategy relating to patent term extensions, but, in the absence of mutual agreement with respect to any extension issue in the Territory, if Advaxis does not wish to file for an extension of a Patent Right in the Territory that Covers a Product, then Advaxis shall timely let Licensee know sufficiently in advance so as to permit Licensee to request Advaxis to file for such extension, in which case, Advaxis shall file such extension at Licensee’s expense.

11.7         Patent Marking. Licensee agrees to comply with the patent marking statutes in each country in the Territory in which Products are sold by Licensee, its Affiliates and/or its sublicensees.

ARTICLE 12
CONFIDENTIAL INFORMATION

12.1         Treatment of Confidential Information. In carrying out its obligations under this Agreement, each Party will be sharing confidential and proprietary data and information (“Confidential Information”) with the other Party. Except as expressly permitted by this Agreement, each Party shall, and shall cause its Affiliates to, treat Confidential Information received from the other Party (the “Disclosing Party”) or its Affiliates as it treats its own proprietary information of like nature and importance. During the Term and for a period of five (5) years thereafter, the Party in receipt of the Disclosing Party’s Confidential Information (the “Receiving Party”) shall not disclose, divulge or otherwise communicate such Confidential Information to any Third Party, or use it for any purpose except pursuant to and in order to carry out its obligations under this Agreement. Notwithstanding the foregoing, the Receiving Party may disclose Confidential Information of the Disclosing Party to the Receiving Party’s directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents to the extent reasonably necessary to carry out its obligations under this Agreement, provided that such directors, officers, employees, Affiliates, consultants, subcontractors, sublicensees or agents have been advised of the confidential nature of such information and have agreed to maintain such information as confidential to the same extent required by this Article 12.

12.2         Exceptions to Definition of Confidential Information. Confidential Information shall not include information that the Receiving Party can demonstrate:

(a)          was known by the Receiving Party or its Affiliates prior to the date it was disclosed to the Receiving Party or its Affiliates by the Disclosing Party or its Affiliates, as evidenced by the prior written records of the Receiving Party or its Affiliates;

(b)          is lawfully disclosed to the Receiving Party or its Affiliates by a Third Party rightfully in possession of such information, either before or after the date of the disclosure to the Receiving Party or its Affiliates;

(c)          becomes generally known to the public through no act or omission on the part of the Receiving Party or its Affiliates, either before or after the date of the disclosure to the Receiving Party or its Affiliates;

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(d)          is independently developed by the Receiving Party or its Affiliates without reference to or reliance upon any Confidential Information of the Disclosing Party or its Affiliates; or

(e)          is required to be disclosed by the Receiving Party or its Affiliates pursuant to a judicial or governmental order, provided that the Receiving Party gives the Disclosing Party sufficient notice to permit Disclosing Party to seek a protective order or other similar order with respect to such Confidential Information.

12.3        Exceptions. The restrictions set forth in this Article 12 shall not prevent either Party from (i) disclosing Confidential Information in connection with preparing, filing, prosecuting or maintaining the Patent Rights Covering a Product in accordance with Article 11, (ii) disclosing Confidential Information to governmental agencies to the extent required or desirable to obtain a Regulatory Approval, (iii) disclosing Confidential Information to actual or potential private investors or lenders (under customary confidentiality obligations for such third parties) in connection with fundraising activities, (iv) disclosing Confidential Information to underwriters and financial advisors (under an obligation of confidentiality) in connection with the public offering of securities, or (v) disclosing Confidential Information that is reasonably determined is required to be disclosed by the Receiving Party (to comply with applicable securities or other laws) to public investors or governmental agencies in connection with the public offering of securities, provided that in all of the above cases, the Party disclosing Confidential Information of the Disclosing Party shall use all reasonable efforts to provide prior written notice of such disclosure to the Disclosing Party and to take reasonable and lawful actions to avoid or limit such disclosure or to assist the Disclosing Party in avoiding or limiting such disclosure. Further, either Party may also disclose the existence and terms of this Agreement to its attorneys and advisors, to potential acquirers in connection with a potential Change of Control or Sale of the Field Business and to existing and potential investors or lenders of such Party, as a part of their due diligence investigations, or to potential permitted assignees, in each case under an agreement to keep the terms of this Agreement confidential under terms of confidentiality and non-use substantially similar to the terms contained in this Agreement.

12.4        Publications. Subject to Section 12.5 and except as required pursuant to law or regulation, the following provisions shall apply to the Parties with respect to all publications, presentations and other public disseminations of any information relating to Products or to Development, manufacturing, or Commercialization performed pursuant to the Agreement:

(a)          The Party desiring to publish, present or otherwise publicly disseminate such information (the “Publishing Party”) shall provide the other Party with a copy of any proposed publication, presentation or other public dissemination at least forty-five (45) days prior to submission for publication, presentation or other public dissemination so as to provide such other Party an opportunity to recommend any changes it reasonably believes are necessary to preserve the Confidential Information belonging in whole or in part to such other Party or to preserve such other Party’s ability to obtain a patent or patents Covering any invention. The incorporation of such recommended changes shall not be unreasonably refused.

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(b)          If such other Party provides written notice (“Notice”) to the Publishing Party within thirty (30) days of receipt of the copy of the proposed publication, presentation or other public dissemination that such publication, presentation or other public dissemination in its reasonable judgment (i) discloses information about an invention for which the other Party desires patent protection or (ii) discloses Confidential Information of the other Party, the Publishing Party shall prevent such publication or delay such publication, presentation or other dissemination until the Parties have agreed on mutually acceptable modifications thereto so as not to prejudice the other Party’s right to obtain a patent and not to disclose the other Party’s Confidential Information. In the case of inventions, a delay shall be for a period reasonably sufficient to permit the timely preparation and filing of a patent application(s).

12.5         Publicity. The Parties agree that the public announcement of the execution of this Agreement shall be substantially in the form of the press release attached as Schedule 12.5. Neither Party shall issue any other news release or make any other public announcement, written or oral, relating to this Agreement, including its terms, or the Products with respect to the Territory, without the prior approval of the other Party. Each Party shall limit public disclosure of the financial terms set forth in this Agreement to the minimum extent required by law (by, for example, requesting confidential treatment of such terms in documents required to be filed with the US Securities and Exchange Commission); provided, however, the Parties may, after any required public disclosure for compliance with any applicable law, including securities laws, reference such financial terms in news releases or oral statements without seeking approval from the other Party.

ARTICLE 13
REPRESENTATIONS AND WARRANTIES

13.1         Mutual Representations and Warranties. Each Party warrants and represents to the other Party on the Effective Date that:

(a)          Authority. It has the full right and authority to enter into this Agreement and that it is not aware of any impediment that would inhibit its ability to perform the obligations imposed on it by this Agreement.

(b)          Corporate Action. All corporate action on the part of such Party, its officers, directors and stockholders necessary for (i) the authorization, execution and delivery of this Agreement and (ii) the performance of all obligations of such Party hereunder has been taken, and this Agreement constitutes the legal and binding obligation of such Party, enforceable against such Party in accordance with its terms.

(c)          Execution. The execution of this Agreement and the performance of the transactions contemplated by this Agreement by such Party will not conflict with or result in a breach of any of the terms, conditions or provisions of, or constitute a default under any agreement or other instrument to which such Party is a party or by which it or any of its property is bound.

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13.2         Additional Representations of Advaxis. In addition, Advaxis warrants and represents to Licensee on the Effective Date that:

(a)          No Inconsistent Grants. There is no Third Party license agreement in effect as of the Effective Date which is inconsistent with the rights and licenses granted to Licensee under Article 2. With respect to any technology or product Advaxis may develop with its Affiliates or any Third Party after the Effective Date, Advaxis and its Affiliates will not enter into any agreement or act in any way contrary to or inconsistent with Licensee’s exclusive right (even as to Advaxis or its Affiliates) to Develop, manufacture, have manufactured, import, use and Commercialize Products in the Territory.

(b)          Authority to Grant License. Advaxis has the full right, power and authority to grant, has been granted any required consents, and is not prohibited by the terms of any agreement to which it is a party from granting, the licenses granted to Licensee under Article 2.

(c)          Confidentiality. To Advaxis’s knowledge, the material know-how within the Licensed Technology existing at the Effective Date has been kept confidential or has been disclosed to Third Parties only under terms of confidentiality, except where the failure to keep such know-how confidential will not have a material effect on Development or Commercialization of Products in the Territory in the Field.

(d)          Development and Manufacture In Compliance With Laws. The Development and manufacture of Products have been conducted by Advaxis and its Affiliates and, to Advaxis’s knowledge, its subcontractors, in compliance (in all material respects) with all applicable laws. Neither Advaxis nor its Affiliates, nor to Advaxis’s knowledge, its subcontractors, have received any notice in writing that any of the regulatory authorizations relating to any Product are not currently in good standing with any governmental authority. Except as would not have a material adverse effect on the Product or Licensee’s rights under this Agreement, neither Advaxis nor its Affiliates has knowledge of any facts, which have, or reasonably should have, led Advaxis to believe that any of the regulatory authorizations relating to the Product are not currently in good standing with any governmental authority.

(e)          Testing. Except as would not have a material adverse effect on the Products or Licensee’s rights under this Agreement, all testing, research and development by Advaxis and its Affiliates have been conducted in compliance with cGCP and/or cGLP and/or cGMP, as applicable, and required at the time such activity was performed.

(f)          Regulatory Authority. Except as would not have a material adverse effect on the Products or Licensee’s rights under this Agreement, there are no inquiries, actions or other proceedings pending before or, to Advaxis’s knowledge, threatened by any governmental authority with respect to Products, and neither Advaxis nor its Affiliates has received written notice threatening any such inquiry, action or other proceeding.

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(g)          Documents Have Been Provided. Advaxis has, up to and including the Effective Date, made available for Licensee’s review, to the extent in Advaxis’s possession, (a) for the prior two years, other documents that assert ongoing lack of compliance in any material respect with any applicable laws, in each case, to the extent received by Advaxis or any of its Affiliates and relating to Products, (b) preclinical and clinical study reports for Products, (c) any material communications to or from any governmental authority with respect to Products, IND submissions, and any minutes of meetings and telephone conferences, (d) any governmental authority requests for data and studies on Products, and (e) safety reports with respect to Products, that are material to assessing Advaxis’s or any of its Affiliates’ compliance with the Federal Food, Drug and Cosmetic Act. Advaxis has not, up through and including the Effective Date, withheld from or omitted to provide or make available any material information to Licensee requested by Licensee in connection with Licensee’s due diligence relating to the Product, Licensed Technology, this Agreement and the underlying transaction contemplated hereby.  To the best of Advaxis’s knowledge, information related to Products and Licensed Technology that Advaxis has provided, or made available, to Licensee in connection with Licensee’s due diligence prior to the Effective Date is complete and accurate in all material respects.

(h)          Intellectual Property.

(i)          Schedule 1.27 sets forth a list of all Patent Rights.

(ii)         Advaxis has been assigned and owns all right, title and interest of each inventor listed for each item listed on Schedule 1.27, free and clear of liens.

(iii)        All former and current employees of Advaxis have executed written agreements prohibiting disclosure of confidential information and assigning to Advaxis, all rights to any inventions relating to Licensed Technology made during their employment with Advaxis.

(iv)        Advaxis has taken commercially reasonable precautions to protect the secrecy of its trade secrets.

(v)         Advaxis has not been alleged to infringe any intellectual property right of any Third Party and there is no claim or action pending or, to Advaxis’s knowledge, threatened, alleging any such infringement.

(vi)        To Advaxis’s knowledge, the making, using or selling of the Product or the Lm-LLO Immunotherapies Composition does not infringe any valid claim in a granted patent owned by a Third Party.

(vii)       (a) Advaxis is not aware of any Third Party, or any Advaxis (or any of its Affiliate’s) employee that has any claim of ownership with respect to Licensed Technology existing as of the Effective Date; (b) with regard to the Licensed Technology existing as of the Effective Date, no Third Party claim contesting the validity, enforceability, use or ownership of the Licensed Technology has been made (or threatened in writing) and is currently outstanding; (c) Advaxis has not received any notices of, nor is it aware of any facts which would indicate a reasonable likelihood of, any infringement or misappropriation by any Third Party of the Patent Rights existing as of the Effective Date; and (d) Advaxis has not received any notices, demands or requests that, and Advaxis has not engaged in any discussions with any Third Party that, Advaxis license rights to any intellectual property owned or controlled by any Third Party relating to the making, using or selling of the Product or the Lm-LLO Immunotherapies Composition.

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13.3         Additional Representation of Licensee. In addition, Licensee warrants and represents to Advaxis that:

(a)           Prior to the Effective Date, Licensee has conducted due diligence and has reviewed all documents relating to the Products, Licensed Technology, and other information related to the transaction set forth in this Agreement and the underlying transaction hereby as has been provided or made available to Licensee by Advaxis.

(b)          Licensee is an “accredited investor” (as such term is defined in Rule 501(a) of Regulation D promulgated under the Securities Act of 1933, as amended). Licensee is capable of evaluating the merits and risks of its investment in Advaxis and has the capacity to protect its interests. Licensee understands that it may have to bear the economic risk of an investment in the Purchased Shares for an indefinite period of time. Licensee hereby confirms that the Purchased Shares are being acquired for investment for the Licensee’s own account, not as a nominee or agent, and not with a view to the resale or distribution of any part thereof.

13.4         Disclaimer of Warranty. EXCEPT FOR THE EXPRESS WARRANTIES SET FORTH IN ARTICLE 13, NEITHER PARTY MAKES ANY REPRESENTATIONS AND GRANTS NO WARRANTIES, EXPRESS OR IMPLIED, EITHER IN FACT OR BY OPERATION OF LAW, BY STATUTE OR OTHERWISE, AND EACH PARTY SPECIFICALLY DISCLAIMS ANY OTHER REPRESENTATIONS AND WARRANTIES, WHETHER WRITTEN OR ORAL, EXPRESS, STATUTORY OR IMPLIED, INCLUDING ANY WARRANTY OF QUALITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR USE OR PURPOSE OR ANY WARRANTY AS TO THE VALIDITY OF ANY PATENT RIGHTS OR THE NON-INFRINGEMENT OF ANY INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES.

ARTICLE 14
INDEMNIFICATION

14.1         By Advaxis. Advaxis shall defend, indemnify and hold harmless Licensee and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns (collectively, “Licensee Indemnitees”) from and against all claims, charges, complaints, actions, suits, proceedings, hearings, investigations and demands (“Claims”) of Third Parties (including licensors and licensees of Advaxis) and Advaxis’s Affiliates, and all associated Losses (including attorneys’ fees incurred by Licensee and its Affiliates), to the extent arising out of (a) the Development, use, manufacture or Commercialization of Products inside the Territory by or under authority of Advaxis (including by Licensee, its Affiliates or sublicensees pursuant to the licenses granted hereunder) and to the extent such Claims allege that the use of Licensed Technology infringes any intellectual property right of any Third Party or Affiliate of Advaxis, (b) the Development, use, manufacture or Commercialization by or under authority of Advaxis (other than by Licensee, its Affiliates or sublicensees pursuant to the licenses granted hereunder) of any products with respect to which Advaxis has exercised any rights under Section 5.3(a), (c) any breach by Advaxis of any representation, warranty, covenant or obligation given in this Agreement, or (d) the gross negligence or willful misconduct of Advaxis in the performance of its obligations hereunder; provided, however, that in all cases referred to in this Section 14.1, Advaxis shall not be liable to indemnify any Licensee Indemnitee for any Losses to the extent that Licensee is obligated to indemnify an Advaxis Indemnitee for such Losses pursuant to Section 14.2. Upon Licensee’s request, Advaxis shall provide information and documents related to the defense of Claims.

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14.2         By Licensee. Licensee shall defend, indemnify and hold harmless Advaxis and its Affiliates and each of their officers, directors, shareholders, employees, successors and assigns (collectively, “Advaxis Indemnitees”) from and against all Claims of Third Parties, and all associated Losses, to the extent arising out of (a) the Development, use, manufacture or Commercialization of Products in the Territory, (b) the Development, use or manufacture by Licensee or its Affiliates or permitted sublicensees of Products outside the Territory, (c) any breach by Licensee or any of its Affiliates of any representation or warranty, covenant, or obligation given in this Agreement or (d) the gross negligence or willful misconduct of Licensee or any of its Affiliates in the performance of its obligations hereunder; provided, however, that in all cases referred to in this Section 14.2, Licensee shall not be liable to indemnify any Advaxis Indemnitee for any Losses to the extent that Advaxis is obligated to indemnify a Licensee Indemnitee for such Losses pursuant to Section 14.1.

14.3         Procedure for Indemnification.

(a)          Notice. Each Party will notify promptly the other if it becomes aware of a Claim (actual or potential) by any Third Party (a “Third Party Claim”) for which indemnification may be sought by that Party and will give such information with respect thereto as the other Party shall reasonably request. If any proceeding (including any governmental investigation) is instituted involving any Party for which such Party may seek an indemnity under Section 14.1 or Section 14.2 (the “Indemnified Party”), the Indemnified Party shall not make any admission or statement concerning such Third Party Claim, but shall promptly notify the other Party (the “Indemnifying Party”) orally and in writing and the Indemnifying Party and Indemnified Party shall meet to discuss how to respond to any Third Party Claims that are the subject matter of such proceeding. The Indemnifying Party shall not be obligated to indemnify the Indemnified Party to the extent any admission or statement made by the Indemnified Party or any failure by such Party to notify the Indemnifying Party of the Claim materially prejudices the defense of such Claim.

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(b)          Defense of Claim. The following provisions shall apply to any Claim to which a Party is entitled to indemnification from the other Party under this Article 14. If the Indemnifying Party elects to defend or, if local procedural rules or laws do not permit the same, elects to control the defense of a Third Party Claim, it shall be entitled to do so provided it gives notice to the Indemnified Party of its intention to do so within forty-five (45) days after the receipt of the written notice from the Indemnified Party of the potentially indemnifiable Third Party Claim (the “Litigation Condition”). Subject to compliance with the Litigation Condition, the Indemnifying Party shall retain counsel reasonably acceptable to the Indemnified Party (such acceptance not to be unreasonably withheld, refused, conditioned or delayed) to represent the Indemnified Party and shall pay the fees and expenses of such counsel related to such proceeding. In any such proceeding, the Indemnified Party shall have the right to retain its own counsel, but the fees and expenses of such counsel shall be at the expense of the Indemnified Party. The Indemnified Party shall not settle any Claim for which it is seeking indemnification without the prior consent of the Indemnifying Party which consent shall not be unreasonably withheld, refused, conditioned or delayed. The Indemnified Party shall, if requested by the Indemnifying Party, cooperate in all reasonable respects in the defense of such Claim that is being managed and/or controlled by the Indemnifying Party. The Indemnifying Party shall not, without the written consent of the Indemnified Party (which consent shall not be unreasonably withheld, refused, conditioned or delayed), effect any settlement of any pending or threatened proceeding in which the Indemnified Party is, or based on the same set of facts could have been, a party and indemnity could have been sought hereunder by the Indemnified Party, unless such settlement includes an unconditional release of the Indemnified Party from all liability on Claims that are the subject matter of such proceeding. If the Litigation Condition is not met, then neither Party shall have the right to control the defense of such Third Party Claim and the Parties shall cooperate in and be consulted on the material aspects of such defense at each Party’s own expense; provided that if the Indemnifying Party does not satisfy the Litigation Condition, the Indemnifying Party may at any subsequent time during the pendency of the relevant Third Party Claim irrevocably elect, if permitted by local procedural rules or laws, to defend and/or to control the defense of the relevant Third Party Claim so long as the Indemnifying Party also agrees to pay the reasonable fees and costs incurred by the Indemnified Party in relation to the defense of such Third Party Claim from the inception of the Third Party Claim until the date the Indemnifying Party assumes the defense or control thereof.

14.4         Assumption of Defense. Notwithstanding anything to the contrary contained herein, an Indemnified Party shall be entitled to assume the defense of any Third Party Claim with respect to the Indemnified Party, upon written notice to the Indemnifying Party pursuant to this Section 14.4, in which case the Indemnifying Party shall be relieved of liability under Section 14.1 or Section 14.2, as applicable, solely for such Third Party Claim and related Losses.

14.5         No Consequential or Punitive Damages. Neither Party hereto will be liable for indirect, incidental, consequential, special, exemplary, punitive or multiple damages arising out of this Agreement or the exercise of its rights hereunder, or for lost profits arising from or relating to any breach of this Agreement, regardless of any notice of such damages. Nothing in this Section 14.5 is intended to limit or restrict the indemnification rights or obligations of either Party pursuant to Sections 14.1 and 14.2 with respect to Third Party Claims.

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ARTICLE 15
INSURANCE

15.1        Insurance. Each Party shall maintain product liability insurance for clinical trials performed by such Party pursuant to this Agreement and Licensee shall also maintain product liability insurance for commercial sales of Products pursuant to this Agreement, in each case to support the indemnity provided to the other Party pursuant to this Agreement, in such amounts customarily maintained with respect to its other products and which is reasonable and customary in the pharmaceutical industry for companies of comparable size and activities. Such insurance policies shall remain in effect throughout the Term and for the period of time for which either Party has indemnification obligations following termination of this Agreement and shall not be cancelled or subject to a reduction of coverage without the prior written authorization of the other Party. Upon request by the other Party, a Party shall furnish certificates of insurance for all of the above noted policies. Each insurance policy that is required under this Section shall be obtained from an insurance carrier with an A.M. Best rating of at least A-VII.

ARTICLE 16
TERM AND TERMINATION

16.1        Term. The Term shall commence on the Effective Date and expire, unless earlier terminated upon the mutual written agreement of the Parties or in accordance with the provisions of this Article 16, on the date of expiration of all royalty and other payment obligations (the “Expiration Date”) under this Agreement.

16.2        Termination for Breach or Bankruptcy.

(a)          Each Party (the “Non-Breaching Party”) shall be entitled to terminate this Agreement in its entirety or on a Product-by-Product, country-by-country basis, by written notice to the other Party (the “Breaching Party”) in the event that the Breaching Party is materially in default of any of its material obligations hereunder or, in the case of a termination on a Product-by-Product, country-by-country basis, relating to such Product and such country, and fails to remedy such default within sixty (60) days (or, in the case of payment defaults, within thirty (30) days) after provision of written notice thereof by the Non-Breaching Party identifying the alleged breach in reasonable detail.

(b)          The effective date of termination of this Agreement under this Section 16.2 for an unremedied material breach of a material obligation shall be the date sixty (60) days (or, in the case of an unremedied payment default, thirty (30) days) after provision of written notice thereof by the Non-Breaching Party.

(c)          This Agreement may be terminated by a Party upon written notice to the other (i) in the event that the other Party shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (ii) if there shall have been filed against the other Party any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; or (iii) if the other Party by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or (iv) if anything analogous to any of the foregoing occurs in any applicable jurisdiction. Termination shall be effective upon the date specified in such notice. For the avoidance of doubt, the Party with the right to terminate under this Section 16.2(c) is the Party not experiencing the events described in the foregoing clauses (i), (ii), (iii) and (iv).

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(d)          In lieu of termination of this Agreement, in the event that (i) Advaxis shall make an assignment for the benefit of its creditors, file a petition in bankruptcy, petition or apply to any tribunal for the appointment of custodian, receiver or any trustee for it or a substantial part of its assets, or shall commence any proceeding under any bankruptcy, reorganization, arrangement, readjustment of debt, dissolution or liquidation law or statute of any jurisdiction, whether now or hereafter in effect; or (ii) if there shall have been filed against Advaxis any such bona fide petition or application, or any such proceeding shall have been commenced against it, in which an order for relief is entered or which remains undismissed for a period of ninety (90) days or more; or (iii) if Advaxis by any act or omission shall indicate its consent to, approval of or acquiescence in any such petition, application or proceeding or order for relief or the appointment of a custodian, receiver or trustee for it or any substantial part of its assets, or shall suffer any such custodianship, receivership or trusteeship to continue undischarged for a period of ninety (90) days or more; or (iv) anything analogous to any of the foregoing occurs in any applicable jurisdiction, then the Parties shall have all rights and obligations as provided in Section 365(n) of Title 11, US Code (the “Bankruptcy Code”) with respect to license rights. The Parties agree that any licenses or rights granted under or pursuant to this Agreement by Advaxis to Licensee are, and shall otherwise be deemed to be, for purposes of Section 365(n) of the Bankruptcy Code, licenses of rights to “intellectual property” as defined under Section 101(35A) of the Bankruptcy Code. The Parties agree that during the Term, Licensee, as a licensee of rights under this Agreement, shall retain and may fully exercise all of its rights and elections under the Bankruptcy Code, subject to the continued performance of its obligations under this Agreement.

16.3         Patent Challenge. Advaxis will be permitted to terminate this Agreement by written notice effective upon receipt if Licensee or its Affiliates (other than an Affiliate conducting such action prior to a Change of Control of such Affiliate), directly or indirectly through assistance granted to a Third Party, commence any interference or opposition proceeding, challenge the validity or enforceability of, or oppose any extension of or the grant of a supplementary protection certificate with respect to, any Patent Rights (each such action, a “Patent Challenge”). Licensee will include provisions in all agreements granting sublicenses of Licensee’s rights hereunder providing that if the sublicensee or its Affiliates undertake a Patent Challenge with respect to any Patent Rights under which the sublicensee is sublicensed, Licensee will be permitted to terminate such sublicense agreement. If a sublicensee of Licensee (or an Affiliate of such sublicensee) undertakes a Patent Challenge of any such Patent Right under which such sublicensee is sublicensed, then Licensee upon receipt of notice from Advaxis of such Patent Challenge will terminate the applicable sublicense agreement. If Licensee fails to so terminate such sublicense agreement, Advaxis may terminate Licensee’s right to sublicense in the countr(ies) covered by such sublicense agreement and any sublicenses previously granted in such countr(ies) shall automatically terminate. In connection with such sublicense termination, Licensee shall cooperate with Advaxis’s reasonable requests to cause such a terminated sublicensee to discontinue activities with respect to the Product in such countr(ies).

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16.4        Consequences of Termination.

(a)          Expiration. Upon the Expiration Date, the licenses granted to Licensee by Advaxis shall become fully paid-up and irrevocable, subject to any obligations which have accrued prior to the Expiration Date.

(b)          Termination by either Party under Section 16.2. In the event this Agreement is terminated in its entirety by either Party under Section 16.2, then, notwithstanding Section 16.6, any and all rights, obligations and covenants of the Parties set forth in Article 11 (except for Sections 11.1(a), (b)) shall terminate in their entirety.

(c)          Termination by Licensee or by Advaxis for Breach or Bankruptcy or a Patent Challenge. Upon any termination of this Agreement by Licensee pursuant to Section 16.2 or by Advaxis pursuant to Section 16.3:

(i)          Any and all licenses granted by Advaxis to Licensee under this Agreement shall terminate in their entirety or with respect to the Product(s) and country(ies) to which the termination relates, as the case may be, on the effective date of such termination

(ii)         Upon either Party’s written request, the Parties may promptly commence and diligently undertake good faith negotiations, in an effort to reach mutually acceptable terms for the assignment and transfer to the other Party or its Affiliates, and free of any liens, pledges, security interests and other financial encumbrances including those incurred in the Commercialization of the Product, all of a Party’s right, title and interest in and to the trademarks (including any goodwill associated therewith) which are solely used in connection with Commercialization of Product(s) (for the avoidance of doubt, excluding housemark as well as any other trademarks used in connection with any other product(s) or in connection with the business in the Field generally), any registrations and design patents for any of the foregoing and any internet domain name registrations for such trademarks and slogans, all regulatory filings (such as INDs and NDAs), other Regulatory Approvals, and clinical trial agreements (to the extent assignable and not cancelled) for such Product(s) in such country(ies), and all data, including clinical data, materials and information of any kind or nature whatsoever, in a Party’s possession or in the possession of its Affiliates or its or their respective agents related to such Product(s) in such country(ies) developed under this Agreement. All such filings, approvals and data transferred to the other Party pursuant to this Section 16.4 shall be deemed to be the transferee’s Confidential Information;

(iii)        If Licensee is responsible for the commercial supply of Product at the time of termination, then Licensee shall supply, or cause to be supplied, to Advaxis, upon Advaxis’s written request, Advaxis’s or its licensee’s commercial requirements of Product, pursuant to a supply agreement to be negotiated in good faith by the Parties on commercially reasonable terms, provided that (1) any and all or part of Licensee’s remaining supply and inventory of Product shall be provided to and paid by Advaxis at Licensee’s fully burdened cost of goods plus twenty percent (20%), (2) any additional requirements for Product shall be supplied to and paid by Advaxis or its licensee at Licensee’s fully burdened cost of goods plus twenty percent (20%), (3) Licensee’s supply obligation shall not continue for more than twenty-four (24) months after the termination of this Agreement, (4) Licensee shall maintain the same quality and specifications for manufacturing Product as immediately prior to notice of termination, and (5) Advaxis shall effect a transfer as soon as practicable of Product manufacturing activities from Licensee to another supplier. Licensee shall also provide Advaxis or its designated supplier, at Advaxis’s cost, reasonable assistance and cooperation in providing a manufacturing transfer package with the goal of enabling Advaxis or such designated supplier to manufacture the Product; and

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(iv)        Other than in Section 16.4(c)(iii) above, Licensee shall cease Developing, manufacturing, and Commercializing such Products under this Agreement and the licenses granted to Licensee hereunder with respect to such Products shall terminate.

(d)          Termination due to Advaxis’s Breach or Bankruptcy. Upon any termination of this Agreement by Licensee with respect to a Product or country under Section 16.2(a) or termination of this Agreement in its entirety by Licensee pursuant to Sections 16.2(a) or 16.2(c), any and all licenses granted by Advaxis to Licensee under this Agreement shall terminate in their entirety or with respect to the Product(s) and country(ies) to which the termination relates, as the case may be, on the effective date of such termination.

(e)          Royalty and Payment Obligations. Termination of this Agreement by either Party for any reason will not release Licensee from any obligation to pay royalties or milestones or to make any payments to Advaxis which were accrued prior to the effective date of termination (including for milestone events achieved under Article 8, prior to the date of termination) or that relate to Product(s) or country/countries to which such termination does not relate. However, termination of this Agreement by either Party for any reason will release Licensee from any obligation to pay royalties or make any payments to Advaxis which would have otherwise become accrued after the effective date of termination (provided that Licensee shall be obligated to pay royalties after the effective date of termination for Products sold prior to such effective date).

16.5         Non-Exclusive Remedy for Breach. The provisions of Section 16.4 are not intended to be exclusive and are without prejudice to the rights of the Parties to seek any other rights and remedies that they may have under this Agreement, at law or in equity or otherwise.

16.6         Survival of Obligations. Subject to Section 16.4(b), Sections 11.1, 11.2, 13.1 (for the periods of time set forth therein), 13.2, 13.3, 13.4 and Articles 10, 12, 14 and 17 and any definitions used in any such Section or Article shall survive the termination of this Agreement in its entirety. Except for obligations which clearly are not intended to continue in respect of a partial termination pursuant to Section 16 (including the applicable diligence obligation), with respect to the country or Product terminated, all obligations in this Agreement shall survive such partial termination.

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ARTICLE 17
MISCELLANEOUS

17.1         Dispute Resolution and Governing Law. The Parties shall attempt in good faith to resolve any dispute relating to or arising out of this Agreement through face-to-face negotiations between senior executives of each Party. If the dispute is not resolved within thirty (30) days of commencing such face-to-face negotiations, or if the Party against which a claim has been asserted refuses to attend such negotiations or does not otherwise participate in such negotiations within thirty (30) days from the date of its receipt of notice of a dispute, then the Parties agree that any such dispute shall be submitted to any U.S. federal or New York State court of competent jurisdiction sitting in the Borough of Manhattan in the City and State of New York. This Agreement shall be governed by the laws of the State of New York without regard to its conflict of laws rules or principles.

17.2         Compliance with Law. Each Party hereby covenants and agrees to comply in all material respects with all laws and regulations applicable to its activities in connection with the Development, supply and Commercialization of the Products, including the requirements of the PDM Act, and any import and export laws and regulations.

17.3         Force Majeure. Neither Party shall be responsible to the other Party for nonperformance or delay in performance of the terms or conditions of this Agreement due to acts of God, acts of governments, war (declared or undeclared), acts of terrorism, riots, strikes, accidents in transportation, or other causes beyond the reasonable control of such Party, but such force majeure shall toll any and all obligations (other than payment obligations) and time periods for so long as such force majeure continues. Upon the occurrence of an event of force majeure, the Party whose performance is affected thereby shall notify the other Party promptly of such event. Upon the cessation of such event, such Party shall take all reasonable steps within its power to resume with the least possible delay compliance with its obligations hereunder.

17.4         Waiver. The waiver by a Party of a breach or a default of any provision of this Agreement by the other Party shall not be construed as a waiver of any subsequent breach of the same or any other provision hereof, nor shall any delay or omission on the part of a Party to exercise or avail itself of any right, power or privilege that it has or may have hereunder operate as a waiver of that or any other right, power or privilege of such Party hereunder.

17.5         Notices. Any notice or other communication required or permitted to be given in connection with this Agreement must be in writing and may be given by any of the following methods: (i) personal delivery with a signed acknowledgement of receipt; (ii) registered or certified mail, postage prepaid, return receipt requested; or (iii) by overnight delivery service with a signed acknowledgement of receipt. Notice shall be effective when delivered to the addressee at the address listed below or such other address as the addressee shall have specified in a written notice actually received by the addresser.

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If to Advaxis:

305 College Road East

Princeton, New Jersey 08540

Attn: Daniel J. O’Connor

If to Licensee:

6F, No.10, LinSen S. Road

Taipei City, Taiwan, R.O.C.

Attn: HunChi Lin

17.6         Relationship of the Parties. The Parties are independent contractors. Nothing herein is intended, or shall be deemed, to constitute a partnership, agency, joint venture or employment relationship between the Parties. Neither Party shall be responsible for the other Party’s acts or omissions; and neither Party shall have authority to speak for, represent or obligate the other Party in any way without prior written authority from the other Party. Subject to the terms of this Agreement, the activities and resources of each Party shall be managed by such Party, acting independently and in its individual capacity.

17.7         Entire Agreement. This Agreement and the Schedules attached hereto (which Schedules are incorporated herein by reference and are deemed to be a part of this Agreement for all purposes) constitute the entire agreement of the Parties with respect to the subject matter hereof and supersede all prior understandings and writings between the Parties relating thereto. No amendment, waiver, alteration or modification of any of the provisions of this Agreement shall be binding unless made in writing and signed by the Parties.

17.8         Headings. The headings contained in this Agreement are for convenience of reference only and shall not be considered in interpreting this Agreement.

17.9         Severability. In the event that any provision of this Agreement is held by a court of competent jurisdiction to be unenforceable because it is invalid or in conflict with any law of any relevant jurisdiction, the validity of the remaining provisions of this Agreement shall not be affected thereby, and the Parties shall negotiate a substitute provision that, to the extent possible, accomplishes the original business purpose of the unenforceable provision. During the period of such negotiation, and thereafter if no substituted provision is agreed upon in writing by the Parties, any such provision which is enforceable in part but not in whole shall be enforced to the maximum extent permitted by law.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

17.10        Assignment and Transfer. Neither this Agreement nor any right or obligation hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party, except each Party may, without consent of the other Party, assign or otherwise transfer this Agreement and its rights and obligations hereunder in whole or in part: (a) to any Affiliate; (b) in connection with a Change of Control; or (c) in connection with any Sale of the Field Business; or (d) to any Third Party in connection with a transaction in which such Party acquires control of another Third Party or any of its products, assets or businesses (whether by license, asset or company acquisition, merger, joint venture, partnership or other business transaction or combination), where in such transaction HPV-related product(s) represent less than fifty percent (50%) of the net present value of such transaction (as set forth in such Party's final presentation to its board of directors seeking corporate approval for such transaction), and where the Federal Trade Commission or Department of Justice of the United States requires such Party to divest the Products that are the subject matter of this Agreement and only the Products. Any attempted assignment or other transfer not in accordance with this Section 17.10 shall be void. Any permitted assignee shall assume in writing all assigned obligations of its assignor under this Agreement. The Party making any assignment or other transfer permitted under this Section 17.10 shall provide prompt written notice to the other Party of such assignment or transfer. Notwithstanding any provision herein to the contrary, Advaxis shall be entitled to assign its rights to receive payments under this Agreement to a Third Party and Licensee shall be entitled to assign its rights under this Agreement as security to any financial institution providing financing to Licensee, pursuant to the terms of the relevant security agreement; provided, further, that any permitted assignment shall protect Advaxis’s rights under this Agreement.

17.11      Successors and Assigns. Except as otherwise provided herein, this Agreement shall be binding upon and inure to the benefit of the Parties hereto and their successors and permitted assigns.

17.12      Interpretation.

(a)          General. Unless the context of this Agreement otherwise requires, (a) words of one gender include the other gender; and (b) words using the singular or plural number also include the plural or singular number, respectively. Whenever this Agreement refers to a number of days, unless otherwise specified, such number shall refer to calendar days.

(b)          Other Definitional and Agreement References. References to any agreement, contract, statute, act, or regulation are to that agreement, contract, statute, act, or regulation as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof.

(c)          Capitalization. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement.

(d)          Date References. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively.

(e)          Schedules. All Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein.

(f)          References. References to any entity include the successors and permitted assigns of that entity.

(g)          References to Parts of this Agreement. References to Articles, Sections, and Schedules are to Articles, Sections and Schedules of this Agreement unless otherwise specified.

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Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

(h)          Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. The word “will” shall be construed to have the same meaning and effect as the word “shall.” The word “or” shall be construed to have the same meaning and effect as “and/or.”

17.13       Counterparts. This Agreement may be executed manually, electronically in Adobe PDF file format, or by facsimile by the Parties, in any number of counterparts, each of which shall be considered one and the same agreement and shall become effective when a counterpart hereof shall have been signed by each of the Parties and delivered to the other Party.

17.14       Further Actions. Each Party will duly execute and deliver, or cause to be duly executed and delivered, such further instruments and do and cause to be done such further acts and things, as may be necessary or as the other Party may reasonably request in connection with this Agreement or to carry out more effectively the provisions and purposes, or to better assure and confirm unto such other Party its rights under this Agreement, including executing and delivering appropriate assignment and assumption agreements and bill of sale documentation in connection with the transfer of ownership for NDA, copyright rights, domain names and regulatory filings which are to be transferred hereunder.

[Signature Page Follows]

36

Exhibit 10.79

Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be executed in their names by their properly and duly authorized officers or representatives as of the date first written above.

Advaxis Inc.

By:	/s/ Daniel J. O’Connor
Name:	Daniel J. O’Connor
Title:	Chief Executive Officer

Global BioPharma, Inc.

By:	/s/ George Ko
Name:	George Ko
Title:	Chairman

[Signature Page to License, Development and Commercialization Agreement]

Exhibit 10.79

Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

SCHEDULE 1.27

Issued Patent

Application No. / Publication No. / Registration No.	Country	Filing Date	Title
1996-515534	Japan	03-Nov-95	SPECIFIC IMMUNOTHERAPY OF CANCER USING A LIVE RECOMBINANT BACTERIAL VACCINE VECTOR

Pending Patent Applications

Application No. / Publication No. / Registration No.	Country	Filing Date	Title
2013-219162	Japan	12-May-08	COMPOSITIONS AND METHODS COMPRISING KLK3, PSCA, OR FOLH1 ANTIGEN
2009-552749	Japan	07-Mar-08	COMPOSITIONS AND METHODS FOR TREATMENT OF CERVICAL CANCER
2007-525861	Japan	15-Aug-05	METHODS FOR CONSTRUCTING ANTIBIOTIC RESISTANCE FREE VACCINES
201180057899.5	China	03-Oct-11	THE USE OF LISTERIA VACCINE VECTORS TO REVERSE VACCINE UNRESPONSIVENESS IN PARASITICALLY INFECTED INDIVIDUALS
2013-531954	Japan	03-Oct-11	THE USE OF LISTERIA VACCINE VECTORS TO REVERSE VACCINE UNRESPONSIVENESS IN PARASITICALLY INFECTED INDIVIDUALS
2011-510653	Japan	19-May-09	DUAL DELIVERY SYSTEM FOR HETEROLOGOUS ANTIGENS
2012-539021	Japan	12-Nov-10	COMPOSITIONS AND METHODS FOR PREVENTION OF ESCAPE MUTATION IN THE TREATMENT OF HER2/NEU OVER-EXPRESSING TUMORS
102129605	Taiwan	16-Aug-13	COMPOSITIONS AND METHODS FOR PREVENTION OF ESCAPE MUTATION IN THE TREATMENT OF HER2/NEU OVER-EXPRESSING TUMORS

Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

Not yet known	China	12-Mar-12	LISTERIA-BASED ADJUVANTS
2011-553117	Japan	04-Mar-10	COMPOSITIONS COMPRISING ANGIOGENIC FACTORS AND METHODS OF USE THEREOF
2011-516486	Japan	22-Jun-09	NON-HEMOLYTIC LLO FUSION PROTEINS AND METHODS OF UTILIZING SAME
PCT/US13/30521	PCT	12-Mar-13	SUPPRESSOR CELL FUNCTION INHIBITION FOLLOWING LISTERIA VACCINE TREATMENT
PCT/US12/51187	PCT	16-Aug-12	COMPOSITIONS AND METHODS FOR PREVENTION OF ESCAPE MUTATION IN THE TREATMENT OF HER2/NEU OVER-EXPRESSING TUMORS

Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

SCHEDULE 1.34

●	All countries and territories in the continent of Africa except for Algeria, Egypt, Eritrea, Kenya, Libya, Morocco, Sudan, Tunisia, and Western Sahara

●	All countries and territories in the continent of Asia except for Armenia, Bahrain, Bangladesh, Bhutan, Burma, India, Iran, Iraq, Jordan, Kuwait, Lebanon, Malaysia, Maldives, Nepal, Oman, Pakistan, Qatar, Saudi Arabia, Sri Lanka, Syria, United Arab Emirates and Yemen.

●	Azerbaijan, Belarus, Estonia, Georgia, Kazakhstan, Kyrgyzstan, Latvia, Lithuania, Moldova, Russia, Tajikistan, Turkmenistan, Ukraine, Uzbekistan

Note: Portions of this document have been marked “[c.i.]” to indicate that confidential treatment has been requested for certain redacted confidential information. The confidential portions have been submitted separately with the Securities and Exchange Commission.

SCHEDULE 8.3

Milestone Events and Payments

Milestone Number	Milestone Event	Payment Amount
1	Completion of technical transfer by Advaxis to Licensee of all Licensed Technology which enables the manufacture of the Product using a drying method, provided that Licensee has provided prior written request for such technical transfer. Such transfer shall occur as soon as reasonably practicable following the Effective Date, however, the milestone payment shall not be due until the later of (i) the completion of the transfer and (ii) two years and six months after the Effective Date.	[c.i.]
2	First Regulatory Approval for each and any indication in the Territory. To avoid any doubt, Licensee shall not be obligated to pay for the Regulatory Approval of an indication if a prior Regulatory Approval has been obtained for the same indication in another country within the Territory. All uses for the prevention or treatment of the same disease shall be counted as one indication, regardless of the stage or severity of the disease, for the purpose of determining the milestone payment due under this Schedule. For instance, the treatment of cervical cancer in an advanced stage and the treatment of cervical cancer in an early stage shall be counted as only one indication.	[c.i.]